Exhibit 10.14
SHARE PURCHASE AGREEMENT
     THIS SHARE PURCHASE AGREEMENT, dated as of April 30, 2007 (this “Agreement”), is entered into by and among DOLPHIN DIRECT EQUITY PARTNERS, LP, a Delaware limited partnership (“Buyer”); DIGITAL AUDIO CORPORATION, a North Carolina corporation (“Company”), and DIGITAL RECORDERS, INC., a North Carolina corporation (“Seller”).
RECITALS
     A. Seller owns and shall own as of the Closing Date (as defined below) the number of shares of common stock of the Company (the “Company Shares”) set forth on Exhibit A.
     B. The Company Shares collectively owned by Seller will constitute, immediately prior to the Closing (as defined below), one hundred percent (100%) of the issued and outstanding Equity Securities of the Company.
     C. Subject to the terms and conditions of this Agreement, Seller will sell to Buyer all of the Company Shares owned by Seller.
     D. Buyer desires to acquire all of the issued and outstanding Company Shares owned by Seller, on the terms and conditions set forth herein, in exchange for cash and a Promissory Note (subject to adjustment as set forth herein).
AGREEMENT
          Now therefore, in consideration of the foregoing and the mutual agreements and covenants set forth below, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS.
          For purposes of this Agreement:
            Section 1.1 Certain Matters of Construction. In addition to the definitions referred to or set forth below in this ARTICLE I:
          (a) The words “hereof,” “hereby,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof.
          (b) The words “party” and “parties” shall refer to the Company, the Seller and Buyer.

          (c) Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender.
          (d) Accounting terms used herein and not otherwise defined herein are used herein as defined by GAAP (as defined below) in effect as of the date hereof, consistently applied.
          (e) All references in this Agreement to any Exhibit or Schedule shall, unless the context otherwise requires, be deemed to be a reference to an Exhibit or Schedule, as the case may be, to this Agreement, all of which are made a part of this Agreement.
          (f) The word “including” shall mean including without limitation.
     Section 1.2 Certain Definitions. The following terms shall have the following meanings:
          “2007 and 2008 Financial Statements” are defined in Section 4.2(a).
          “Action” shall mean any claim, action, cause of action, litigation or suit (in contract, tort or otherwise), inquiry, proceeding, notice of noncompliance, demand letter, audit or investigation by or before any Governmental Authority or arbitrator.
          “Affiliate” shall mean, as to any Person, each Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
          “Agreement” is defined in the Preamble.
          “Alternative Transaction” is defined in Section 6.5.
          “Audited Financials” is defined in Section 4.2(a)(i).
          “Balance Sheet Date” shall mean December 31, 2006.
          “Balance Sheet Net Book Value” shall be the book value of the Company as of April 30, 2007, as calculated in accordance with GAAP and consistent in all respects with the methodologies employed in preparation of the Company’s audited financial statements for the year ended December 31, 2006.
          “Base Consideration Amount” shall mean an aggregate amount consisting of One Million One Hundred Thousand Dollars ($1,100,000) in cash.
          “Business” shall mean the businesses of the Company as such business is currently conducted and as proposed to be conducted.

          “Business Day” shall mean any day on which banking institutions in New York, New York are customarily open for the purpose of transacting business.
          “Business Intellectual Property” is defined in Section 4.6(a).
          “Buyer” is defined in the Preamble.
          “Buyer Indemnified Parties” is defined in Section 9.2(a).
          “By-laws” shall mean the corporate by-laws of a corporation, as from time to time in effect.
          “Cash” shall mean the amount of cash and cash equivalents of the Company, as determined in accordance with GAAP, as of the close of business on the Closing Date.
          “Cash Consideration” is defined as the Base Consideration Amount, plus any amounts paid under the Promissory Note.
          “Charter” shall mean the certificate or articles of incorporation or organization or other charter or organizational documents of any Person (other than an individual), each as from time to time in effect.
          “Closing” is defined in Section 3.1.
          “Closing Cash Consideration” shall mean the Cash Consideration.
          “Closing Date” is defined in Section 3.1.
          “Code” shall mean the United States Internal Revenue Code of 1986, as amended.
          “Company” is defined in the Preamble.
          “Company Plans” is defined in Section 4.13(a)(i).
          “Company Shares” is defined in the Recitals.
          “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that: (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Subsidiary of the Person and (ii) the cumulative effect of a change in accounting principles will be excluded.
          “Contracts” is defined in Section 4.7.
          “Contractual Obligation” shall mean, with respect to any Person, any oral or written contract, agreement, deed, mortgage, lease, license, indenture, note, bond, or other document or instrument (including any document or instrument evidencing or otherwise relating to any indebtedness but excluding the Charter and By-laws of such Person) to which or by which such Person is legally bound.
          “Damages” is defined in Section 9.2(a).
          “Debt” shall mean all obligations of a Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures, letters of credit or similar instruments, (iii) under conditional sale, title retention or similar agreements or arrangements with respect to the deferred purchase price of property, and (iv) in the nature of guarantees of obligations of the type described in clauses (i), (ii) and (iii) above of any other Person.
          “Employee” shall mean any current or former employee of Company, including any such Person who is on an approved leave of absence.
          “Enforceable” shall mean, with respect to any Contractual Obligation, that such Contractual Obligation is the legal, valid and binding obligation of the Person in question, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or in equity).
          “Environmental Conditions” shall mean the state of the environment, including natural resources (e.g., flora and fauna), soil, surface water, ground water, any drinking water supply, subsurface strata or ambient air.
          “Environmental Laws” shall mean any Legal Requirement relating to (i) emissions, discharges, Releases or threatened Releases of Hazardous Substances, (ii) the manufacture, handling, transport, use, treatment, storage, identification, generation, processing, distribution, removal or disposal of Hazardous Substances, and (iii) occupational health and safety.
          “Environmental Permits” is defined in Section 4.4(a).
          “Equity Securities” of any Person shall mean (i) shares of capital stock, partnership or limited liability company interests or other equity securities of or interests in such Person, (ii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, any such shares of capital stock, partnership or limited liability company interests or other equity securities of or interests in such Person, (iii) securities convertible into or exercisable or exchangeable for shares of capital stock, partnership or limited liability company interests or other equity securities of or interests in such Person, and (iv) stock options, equity equivalents, interests in the ownership or earnings of, or stock appreciation, phantom stock or other similar rights of, or with respect to, such Person.
          “ERISA” shall mean the federal Employee Retirement Income Security Act of 1974 or any successor statute, as amended and as in effect as of the date hereof.
          “ERISA Affiliate” is defined in Section 4.13(a)(i).

          “Facilities” means each and every building, office, or physical improvement owned, operated or leased by any Seller.
          “Financial Statements” is defined in Section 4.2(a)(i).
          “GAAP” shall mean generally accepted accounting principles in the United States.
          “Governmental Authority” shall mean any federal, state, foreign or local government, regulatory or administrative agency (or any department, bureau or division thereof).
          “Governmental Order” shall mean any decree, stipulation, determination or award entered by any Governmental Authority.
          “Hazardous Substances” shall mean (i) substances defined as toxic or hazardous or regulated under the following federal statutes and their state counterparts, as well as these statutes’ implementing regulations, in each case, as amended and as in effect as of the date hereof: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Asbestos Hazard Emergency Response Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas and any mixtures thereof, (iv) polychlorinated biphenyls (“PCBs”), (v) urea formaldehyde, and (vi) asbestos-containing materials.
          “Indemnification Basket” is defined in Section 9.2(b).
          “Indemnified Party” is defined in Section 9.4(a).
          “Intellectual Property” is defined in Section 4.6(b).
          “Interest Charges” means, with respect to any specified Person for any period, the sum, without duplication, of: (i) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued, plus (ii) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period.
          “Interim Financials” is defined in Section 4.2(a)(ii).
          “IRS” shall mean the Internal Revenue Service.
          “Knowledge” shall mean (i) in the case of the Seller, the actual knowledge of the CEO, David L. Turney, and the CFO, Stephen P. Slay, after reasonable inquiry of the key management employees of the Company, or what should have been known if due care were used, by the executive officers, managers, general partner or other natural person fulfilling similar duties on behalf of or with respect to these persons, and (ii) in the case of the Company, the actual knowledge of its general manager, Donald Tunstall after reasonable inquiry of the employees of the Company with relevant knowledge of the applicable subject matter, or what should have been known if due care were used, by the executive officers, managers, general partner or other natural person fulfilling similar duties on behalf of or with respect to these persons.
     “Laurus Master Fund, Ltd.” is the primary lender to Seller and Company and shall be referred to throughout as “Laurus”.
     “Legal Requirement” shall mean any federal, state, foreign or local law (including common law) statute, ordinance, code, rule or regulation, interpretation, guidance, or any Governmental Order, or any license, franchise, consent, approval, permit or similar right granted under any of the foregoing.
     “Licensed Intellectual Property” is defined in Section 4.6(b).
     “Licenses” is defined in Section 4.6(c).
     “Lien” shall mean any mortgage, pledge, lien, security interest, attachment or encumbrance, provided, however, that the term “Lien” shall not include (i) statutory liens for Taxes not yet due and payable, (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not materially detract from the value of the property encumbered thereby or materially impair the use of such property, (iii) liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iv) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security, (v) liens in favor of carriers, warehousemen, mechanics and materialmen, to secure amounts not yet due and payable for labor, materials or supplies and other like liens securing amounts not yet due and payable, and (vi) restrictions on transfer of securities imposed by applicable state and federal securities laws.
     “Material Adverse Effect” shall mean any event or circumstance that has or could reasonably be expected to have a material adverse effect on the business, results of operations, assets, liabilities or condition (financial or otherwise) of the Company, taken as a whole.
     “Most Recent Balance Sheet” is defined in Section 4.2(a)(ii).
     “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP, excluding, however: (a) any gain (or loss), together with any related provision for Taxes on such gain (or loss), realized in connection with: (i) any sale of any or all of such Person’s assets, or (ii) the disposition of any Equity Securities by such Person or any of its Subsidiaries or the extinguishment of any Debt of such Person or any of its Subsidiaries; and (b) any extraordinary gain (or loss), together with any related provision for Taxes on such extraordinary gain (or loss).
     “Notified Party” is defined in Section 9.4(a).
     “Operating Agreement” shall mean any operating agreement, partnership agreement, limited liability company agreement or the equivalent document thereof of any Person.

     “Ordinary Course of Business” shall mean the ordinary course of the business, consistent with past practices, of the Company.
     “Payroll Proration” which may be positive or negative, shall mean, as of the Closing Date, (i) the amount of the Post-Closing Payroll, multiplied by (ii) a fraction the numerator of which is the number of days between Company’s last Employee payroll payment immediately prior to the Closing Date and the Closing Date and the denominator of which is the number of days between the Company’s last Employee payroll payment immediately prior to the Closing Date and the date of the Post-Closing Payroll.
     “Permits” is defined in Section 4.10(a).
     “Person” shall mean any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization or other entity.
     “Personalty Leases” is defined in Section 4.5(a).
     “Post-Closing Payroll Amount” is defined in Section 2.3(a).
     “Pre-Closing Partial Period” is defined in Section 6.9(a).
     “Pre-Closing Tax Period” is defined in Section 6.9(a).
     “Prime Rate” shall be the prime rate of interest as published on a semi-annual basis by the Wall Street Journal.
     “Promissory Note” shall be the secured promise to pay the balance of the Cash Consideration over a four (4) year period and bearing interest at the Prime Rate.
     “Property Taxes” means any and all real property taxes, personal property taxes and similar ad valorem obligations.
     “Public Statement” is defined in Section 11.6.
     “Purchase Price” is defined in Section 2.2(b).
     “Real Property” is defined in Section 4.5(b).
     “Real Property Leases” is defined in Section 4.5(c).
     “Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration of Hazardous Substances into air, soil, water, groundwater or other media.
     “Seller” as defined in the Preamble.
     “Seller Indemnified Parties” is defined in Section 9.3.
     “Seller’s Tax Contest” is defined in Section 6.9(d).

          “Subsidiary” of any Person shall mean any other Person (i) of which such first Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly Equity Securities of such other Person, or (ii) the operations of which are consolidated with such first Person, pursuant to GAAP, for financial reporting purposes.
          “Tax” or “Taxes” means any federal, state, local or foreign net or gross income, gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, social security (or similar), unemployment, disability, registration, value added, estimated, alternative or add-on minimum taxes, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority, whether as a primary obligor or as a result of being a “transferee” (within the meaning of Section 6901 of the Code, Treasury Regulation Section 301.6901-1(b) or any other applicable law) of another person or a member of an affiliated, consolidated, unitary or combined group.
          “Tax Proceedings” is defined in Section 6.9(e).
          “Tax Return” shall mean all federal, state, local, and foreign Tax returns, Tax reports, claims for refund of Tax, and declarations of estimated Tax, or other statement relating to Taxes and any schedule or attachments to any of the foregoing or amendments thereto.
          “Third Party Claim” is defined in Section 9.4(a).
ARTICLE II.
PURCHASE AND SALE OF COMPANY SHARES.
     Section 2.1 Purchase and Sale of Company Shares. Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell, convey, transfer, assign and deliver to Buyer, and Buyer will purchase from Seller, all of the right, title and interest of Seller in and to the number of Company Shares set forth on Exhibit A.
     Section 2.2 Calculation and Payment of Purchase Price.
          (a) The Balance Sheet Net Book Value of the Company shall be used in the calculation of the purchase price payable by Buyer for the Company Shares and shall be an amount (the “Purchase Price”) equal to the Cash Consideration, subject to adjustment as provided in Section 2.3. The Balance Sheet Net Book Value shall be provided by the Seller to the Buyer on April 30, 2007 and preliminarily agreed to by the parties on that date. Thirty (30) days after Closing, Seller shall provide Buyer with a final Balance Sheet Net Book Value with any adjustments to the preliminary Balance Sheet Net Book Value being either added to or subtracted from the Promissory Note.
          (b) Subject to the terms and conditions of this Agreement (including Section 2.3), at the Closing, Buyer will pay or deliver to Seller One Million One Hundred Thousand Dollars ($1,100,000) at Closing (the “Base Consideration Amount”).

          (c) The balance of the Cash Consideration shall consist of a Promissory Note with interest at the Prime Rate. Interest shall be payable in semi-annual payments and principal shall be paid in four (4) equal annual installments.
     Section 2.3 Working Capital Adjustment.
          (a) Not later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Buyer its good faith estimate of the amount and date of the first Employee payroll payment to be made by the Company following the Closing Date (the “Post-Closing Payroll”), in each case, together with a reasonably detailed explanation thereof.
          (b) On the Closing Date, the Company shall deliver to Buyer its calculation of the Payroll Proration, in each case, together with a reasonably detailed explanation thereof.
          (c) If the Payroll Proration is less than the Payroll Target, the Purchase Price shall be increased at Closing by the amount of such difference. If the Payroll Proration is greater than the Payroll Target, the Purchase Price shall be decreased at Closing by the amount of such difference.
ARTICLE III.
THE CLOSING.
     Section 3.1 Time and Place of Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Gray, Layton, Kersh, Solomon, Sigmon, Furr & Smith, P.A., 516 S. New Hope Road, Gastonia, North Carolina, at 10:00 a.m. (local time) on the date that is one (1) Business Day after all conditions precedent set forth in ARTICLE VII and ARTICLE VIII have been satisfied or waived (but no later than April 30, 2007), or at such other time or place upon which the parties may agree (the day on which the Closing takes place being referred to herein as the “Closing Date”); provided that all conditions to Closing set forth in ARTICLE VII and ARTICLE VIII have been satisfied or waived.
     Section 3.2 Deliveries. At the Closing, subject to the satisfaction or waiver of each of the conditions specified in ARTICLE VII and ARTICLE VIII below, (i) the parties shall execute and deliver to each other the documents referred to in ARTICLE VII and ARTICLE VIII hereof; and (ii) Buyer shall deliver to Seller the Closing Cash Consideration.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE COMPANY.
Seller and the Company jointly and severally represent and warrant as follows: Section 4.1 Organizational Matters.
          (a) Organization, Power and Good Standing. The Company is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the State of its incorporation as set forth on Schedule 4.1(a) and has the corporate or limited liability power and authority, as applicable, to own, operate or lease its properties and to carry on its business as currently conducted. The Company has made available true and correct copies of its Charter, By-laws and Operating Agreement, as applicable, each as amended to date and currently in effect. The Company is duly qualified to do business as a foreign corporation or foreign limited liability company, as applicable, in each jurisdiction in which such qualification is necessary under applicable law.
          (b) Authorization and Enforceability. Seller and the Company have all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder or thereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or thereby have been duly authorized, executed and delivered by, and constitute a legal, valid, and binding obligation of Seller and the Company, Enforceable against it in accordance with its terms.
          (c) Non-Contravention, etc. Except for items listed on Schedule 4.1(c), neither the execution, delivery or performance of this Agreement nor the consummation of the Closing and the performance by the Seller or the Company of its other obligations hereunder or thereunder in accordance with the terms and conditions hereby or thereby does not or will not constitute, result in or give rise to (i) a breach, violation or default under any Legal Requirement applicable to Seller or Company, (ii) a breach of or default under any Charter, By-law or Operating Agreement provision of Seller or Company, (iii) the imposition of any Lien upon any asset of Company, or (iv) a breach of, default under, contravention of or a right or increased likelihood of termination of (or the acceleration of the time for performance of any obligation under) any Contractual Obligation of Company. Except as set forth in Schedule 4.1(c), no approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any Governmental Authority is required to be obtained from or made by or on behalf of Company in connection with the execution, delivery or performance of this Agreement and the consummation of the Closing and the performance by the Seller and the Company of their other obligations hereunder in accordance with the terms and conditions of this Agreement.
          (d) Capitalization. The entire authorized, issued and outstanding Equity Securities of the Company are set forth on Schedule 4.1(d). The Equity Securities set forth on Schedule 4.1(d) constitute all of the issued and outstanding Equity Securities of the Company, and except for the Company set forth on Schedule 4.1(d), the Company owns no Equity Securities, directly or indirectly, of any other Person. All such Equity Securities of the Company are duly authorized, validly issued and are fully paid and nonassessable and are free of any preemptive or other similar rights and were issued in compliance with applicable state and federal securities laws. The Company has any outstanding bonds, debentures, notes or other securities the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of Equity Securities of the Company on any matter. The record holders of each of the Company are set forth on Schedule 4.1(d). There are no (i) outstanding Equity Securities of the Company, or (ii) commitments or obligations of any kind or character (other than this Agreement) for (A) the issuance of Equity Securities of the Company or (B) the repurchase, redemption or other acquisition of any Equity Securities of the Company.

     Section 4.2 Financial Statements, etc.
          (a) Financial Information. Buyer has been furnished with each of the following:
                (i) The audited consolidated balance sheet of the Seller as of December 31, 2006 and the related audited statements of operations and cash flows for the year ended December 31, 2006 (the “Audited Financials” and, together with the Interim Financials, the “Financial Statements”); and
                (ii) The unaudited consolidated balance sheet of the Seller as of April 30, 2007 (the “Most Recent Balance Sheet”) and the related unaudited statements of operations and cash flows for the four (4) months then ended (collectively, the “Interim Financials”).
                (iii) The unaudited consolidated balance sheets of the Company as of December 31, 2006 and April 30, 2007 and the related unaudited statements of operations and cash flows for the year-ending December 31, 2006 and the four (4) months ending April 30, 2007.
          (b) Character of Financial Information. The Financial Statements were prepared in accordance with GAAP consistently applied throughout the periods specified therein and present fairly the consolidated financial position and results of operations of the Company as of the dates and for the periods specified therein in accordance with GAAP, subject in the case of the Interim Financials to the absence of notes thereto.
          (c) No Undisclosed Liabilities. There are no liabilities of any nature (whether absolute, accrued, contingent or otherwise and whether matured or unmatured) of Company, other than (i) liabilities reflected or reserved against on the Interim Financials, (ii) liabilities incurred since the date of the Interim Financials in the Ordinary Course of Business, and (iii) liabilities set forth in Schedule 4.2(c) hereto.
     Section 4.3 Change in Condition Since Balance Sheet Date. Except for matters set forth in Schedule 4.3, since the Balance Sheet Date the Business of the Company has been conducted only in the Ordinary Course of Business and:
          (a) The Company has not:
               (i) Entered into any Contractual Obligation other than this Agreement relating to (A) the sale of any Equity Securities of Company, (B) the purchase of assets constituting a business, or (C) any merger, consolidation, reorganization or other business combination;
                (ii) Settled or agreed to settle any Action;
                (iii) Mortgaged, pledged or subjected to any Lien any of its assets other than (A) conditional sales or similar security interests granted in connection with the lease or purchase of equipment or supplies in the Ordinary Course of Business and (B) Liens disclosed on Schedule 4.3;

               (iv) Sold, leased, transferred or exchanged any property for less than the fair value thereof;
               (v) Declared or paid any dividends or made distributions with respect to its Equity Securities;
                (vi) (A) Increased (or committed to increase) the compensation payable or to become payable to or the benefits afforded any Employee, or (B) increased (or committed to increase) the rate of benefits payable under, amended the terms of, or entered into any new, bonus, incentive, pension, insurance, severance, deferred compensation, retirement profit sharing or other employee benefit plan or compensation or commission arrangement (contingent or otherwise) covering any current of former director, independent contractor, or Employee, other than as required by any applicable Legal Requirement;
                (vii) Entered into any new or amended any (or committed to entering into or amending any) employment, severance, retention, compensation or change in control agreement for any current or former director, independent contractor or Employee (other than customary offer letters for employment at will in the Ordinary Course of Business that do not provide severance or change of control benefits);
               (viii) Experienced any change in relations between the Company and any unions or the Employees that adversely affects Company;
               (ix) Made any loan to (other than the advancement of expenses to directors and Employees in the Ordinary Course of Business), or entered into any other transaction with any of its current or former directors, officers and Employees or entered into any collective bargaining agreement;
                (x) Added to or modified in any material respect any of the Company Plans other than (i) contributions made in accordance with the normal practices of Company, or (ii) the extension of coverage to other personnel who became eligible after the Balance Sheet Date;
                (xi) Sold, assigned or transferred any assets having a value in excess of Ten Thousand Thousand Dollars ($10,000) other than in the Ordinary Course of Business;
                (xii) Cancelled, terminated or materially amended any Contract, Permit or Contractual Obligation with respect to Intellectual Property or other instrument to which Company is a party outside the Ordinary Course of Business;
                (xiii) Made any capital expenditure or incurred a liability therefor, in each case involving payments in excess of Ten Thousand Dollars ($10,000);
                (xiv) Failed to operate the Business in the Ordinary Course so as to use reasonable efforts to preserve the Business intact, to keep available the services of personnel or Company and to preserve the goodwill of customers and others having business relations with Company;

                (xv) Changed accounting methods or practices, other than such changes required by law or GAAP;
                (xvi) Revalued the respective assets or properties of Company, including writing off notes or accounts receivable having a value in excess of Ten Thousand Dollars ($10,000);
                (xvii) Experienced damage, destruction or loss with respect to any property or assets of Company having a value in excess of Ten Thousand Dollars ($10,000) (whether or not covered by insurance);
               (xviii) Incurred indebtedness for borrowed money or any commitment to incur indebtedness, or any loans made or agreed to be made by Company, in each case in excess of Ten Thousand Dollars ($10,000);
                (xix) Executed, terminated or materially amended any lease for real or personal property involving annual payments in excess of Ten Thousand Dollars ($10,000);
                (xx) Made any material change in collection practices, policies or terms or payment practices, policies or terms applicable to any of the suppliers or customers of Company; or
                (xxi) Entered into any agreement, whether or not in writing, to do any of the foregoing.
          (b) There has not been any Material Adverse Effect.
     Section 4.4 Environmental Matters, etc.
          (a) Except as set forth on Schedule 4.4(a), the Company is and at all times have been, in compliance in all material respects with all Environmental Laws and have obtained and are in compliance in all material respects with all Permits from all Governmental Authorities issued pursuant thereto (collectively, “Environmental Permits”) for the operation of the Business of the Company as now conducted and as now contemplated to be conducted, and no material modification or change to the operations of the Business will be required upon the renewal of any such Environmental Permits other than modifications or changes required due to changes in law occurring after the date hereof.
          (b) Except as set forth on Schedule 4.4(b), there is no Action pending or, to the Knowledge of the Seller or the Company, threatened against Company in respect of (i) noncompliance by Company with any Environmental Laws, (ii) the Release or threatened Release into the environment of any Hazardous Substance by Company, or (iii) the handling, storage, use, transportation or disposal of any Hazardous Substance by Company.
          (c) The Company has no liability under any Environmental Law.

     Section 4.5 Personal and Real Property
          (a) Company has valid title to all of its personal property (other than leased or licensed personal property), and such personal property is not subject to any Lien except as set forth on Schedule 4.5(a). All leases and licensing agreements for personal property (“Personalty Leases”) leased or licensed by Company are valid and in full force and effect and are listed on Schedule 4.5(a). Company has performed all obligations required to be performed by them under such Personalty Leases and no event or condition exists which constitutes or, with the giving of notice or the passage of time or both, would constitute a default by Company as lessee or licensee under such leases.
          (b) Schedule 4.5(b) sets forth a list of all real property leased by the Company (the “Real Property”). Company has valid title to all of its owned Real Property. The present use of the Real Property is permitted and constitutes a conforming structure under applicable zoning and building laws and ordinances. There are no pending or, to the Knowledge of the Seller or the Company, threatened requests, applications or proceedings to alter or restrict the zoning or other use restrictions applicable to the Real Property. No variance, special permit, special exception or other approval is required under local zoning and planning laws from any Governmental Authority to operate the business of the Company as it is currently being conducted at the Real Property. The buildings, structures, fixtures and equipment in or on the Real Property have been reasonably maintained consistent with standards generally followed in the industry.
          (c) Each of the leases of Real Property (the “Real Property Leases”) leased to the Company is valid and in full force and effect. Company has performed all obligations required to be performed by it under such Real Property Leases, and no event or condition exists which constitutes or, with the giving of notice or passage of time or both, would constitute a default by Company as lessee under such Real Property Leases.
          (d) The Company has made available to Buyer true and correct copies of the Personalty Leases and Real Property Leases and any amendments thereto. Buyer and Seller will enter a sublease of the Real Property Lease that creates a pass-through of all required performances under said Real Property Lease.
     Section 4.6 Intellectual Property.
          (a) Schedule 4.6(a) lists all patents, registered copyrights, registered trademarks and service marks, internet domain names and all applications for any of the foregoing, as well as any material unregistered trademarks and service marks that are owned by Company (together with the Company’s various unregistered copyrights and trade secrets and other intellectual property rights, the “Business Intellectual Property”). Except as set forth on Schedule 4.6(a), Company has good and marketable title to each item of Business Intellectual Property owned by it free and clear of any Lien and no other Person has the right to use such Business Intellectual Property other than pursuant to the Contractual Obligations listed on Schedule 4.6(c).

          (b) Schedule 4.6(b) lists all license agreements or other Contractual Obligations pursuant to which any patents, copyrights, trademarks and service marks, Internet domain names and trade secrets are licensed to the Company that are either (i) material to the Company, or (ii) incorporated into or included as part of the Business Intellectual Property (the “Licensed Intellectual Property” and together with the Business Intellectual Property, the “Intellectual Property”).
          (c) Schedule 4.6(c) lists each license, sublicense or other Contractual Obligation under which Intellectual Property is licensed by the Company to third parties (the “Licenses”). The use by Company of the Intellectual Property does not infringe any registered United States patent, trademark, service mark or copyright or, to the Knowledge of the Seller or the Company, any other enforceable intellectual property right of a third party. To the Knowledge of the Seller or the Company, no activity of any third party infringes upon the rights of the Company with respect to any of the Intellectual Property. No written notice of claims, or, to the Knowledge of the Seller or the Company, unwritten notices of claims have been asserted by any Person against Company with respect to the use of any Intellectual Property used by Company or licensed pursuant to the Licenses challenging or questioning the validity or effectiveness of such use or any license or sublicense agreements to which Company is a party and other than any royalties or payments due to any of the licensors of the Licensed Intellectual Property pursuant to the license agreements listed on Schedule 4.6(b), no Person has a right to a royalty or similar payment in respect of the Company’s use of any Intellectual Property.
          (d) Except as set forth on Schedule 4.6(d), to the Knowledge of the Seller and the Company, the conduct of the Business does not infringe any registered United States patent, trademark, service mark or copyright, or any other enforceable intellectual property right of a third party.
     Section 4.7 Certain Contractual Obligations
     Set forth on Schedule 4.7 is a true and complete list of all of the following Contractual Obligations of the Company:
          (a) All collective bargaining agreements and all written employment, severance, independent contractor, and consulting agreements, other than customary offer letters for employment at will that do not provide severance benefits beyond customary policies in the Ordinary Course of Business of Company;
          (b) All Contractual Obligations under which Company is or will after the Closing be restricted in any respect from carrying on any business or other activities anywhere in the world;
          (c) All Contractual Obligations of Company to sell or otherwise dispose of any assets having a fair market value in excess of Ten Thousand Dollars ($10,000) except in the Ordinary Course of Business;
          (d) All Contractual Obligations between Company, on the one hand, and an Affiliate of Company, as the case may be, on the other hand;

          (e) All Contractual Obligations (including partnership and joint venture agreements) under which (i) Company has any liability or obligation for Debt or constituting or giving rise to a guarantee of any liability or obligation of any Person (other than Company), or (ii) any Person has any liability or obligation constituting or giving rise to a guarantee of any liability or obligation of Company;
          (f) All Contractual Obligations entered into since January 1, 2007 pursuant to which Company has incurred an obligation to pay any amounts in excess of Ten Thousand Dollars ($10,000) in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (i) acquisition or disposition of assets constituting a business or securities representing a controlling interest in any Person, (ii) merger, consolidation or other business combination, or (iii) series or group of related transactions or events of a type specified in subclauses (i) or (ii);
          (g) All Contractual Obligations pursuant to which Company may be obligated to pay for goods and services to be delivered or performed in excess of Ten Thousand Dollars ($10,000) per year, except for purchase orders issued in the Ordinary Course of Business and except for Contractual Obligations with customers;
          (h) All joint ventures, limited liability company or partnership agreements, or other agreements (however named) involving a sharing of profits, losses, costs or liabilities by Company with any other Person;
          (i) Any agreement relating to the sale or disposition of material assets (other than in the Ordinary Course of Business) by Company; and
          (j) Any Contractual Obligation entered into by Company since the Balance Sheet Date other than in the Ordinary Course of Business and involving payments in excess of Ten Thousand Dollars ($10,000); and
          (k) Any Contractual Obligation requiring the Company to pay, at any time (i) any fees or expenses to the Seller or their respective Affiliates in connection with the transactions contemplated by this Agreement or (ii) any bonus or other compensation to be paid to any officer or other employee of Company as a result of the transactions contemplated by this Agreement.
Each of the Contractual Obligations described in the foregoing clauses and all other customer contracts shall be referred to herein collectively as the “Contracts.” The Company has made available to Buyer true and correct copies of the Contracts. No breach or default in performance by Company under any of the Contracts required to be listed on Schedule 4.7 has occurred, and no event has occurred which with notice or lapse of time or both would constitute such a breach or default. No breach or default in performance by Company under any of the Contracts not required to be listed on Schedule 4.7 has occurred, and no event has occurred which with notice or lapse of time or both would constitute such a breach or default. To the Knowledge of the Seller or the Company, (i) no breach or default by any other Person under any of the Contracts required to be listed on Schedule 4.7 has occurred and is continuing, and no event has occurred which with notice or lapse of time or both would constitute such a breach or default, (ii) no breach or default by any other Person under any of the Contracts not required to be listed on Schedule 4.7 has occurred and is continuing, and no event has occurred which with notice or lapse of time on both would constitute such a breach or default. To the Knowledge of the Seller or the Company, no third party intends to terminate or fail to renew any of the Contracts required to be listed on Schedule 4.7.
     Section 4.8 Insurance, etc. Set forth on Schedule 4.8 is a true and accurate list as of the date hereof of all insurance arrangements (including self insurance and trust accounts) and current primary, excess and umbrella policies or binders of insurance owned or held by or on behalf of or covering the operations, assets, business, equipment, properties, operations, employees, officers and directors of the Company, and all such policies and arrangements are in full force and effect. With respect to all arrangements, policies or binders providing coverage to the Company, no premiums are in arrears, no notice of cancellation or termination has been received with respect to any such arrangement, policy or binder, other than notices of cancellation routinely sent at the end of a policy term, and all such insurance arrangements, policies or binders are valid, outstanding, and Enforceable policies. The Company has delivered or made available to Buyer true and accurate copies of all such policies, arrangements or binders as in effect on the date hereof. The Company is not in default with respect to its obligations under any of such policies, arrangements or binders. Neither the Seller nor the Company has Knowledge of any threatened termination of, or premium increase with respect to, and the consummation of the transactions contemplated by this Agreement will not affect the validity of, any such policy, arrangement or binder.
     Section 4.9 Litigation, etc. Except as set forth on Schedule 4.9, there is no Action against Company pending or, to the Knowledge of the Seller or the Company, threatened, nor, to the Knowledge of the Seller or the Company, have any events occurred that could give rise to an Action. There is no Action pending or, to the Knowledge of the Seller or the Company, threatened which seeks rescission of or seeks to enjoin the consummation of this Agreement or any of the transactions contemplated hereby. Except as set forth on Schedule 4.9, there is no unsatisfied judgment, order, injunction or decree binding upon Company or the Business. Except as set forth in Schedule 4.9, there have been no Actions by any Governmental Authority against or involving Company during the most recent five (5) years.
     Section 4.10 Compliance with Laws.
          (a) Company holds all permits, licenses, accreditations, authorizations, certificates, exemptions, variances, filings, franchises, notices, rights, grants, authorizations, consents and approvals of Governmental Authorities (the “Permits”) necessary for it to lawfully operate its Business. The Permits are in full force and effect and Company is in compliance with the Permits. The Company has not received any notification or communication from any Governmental Authority threatening to terminate, revoke, cancel, or reform, or asserting that Company is not in compliance with, any Permit. Each employee or contractor of the Company who is required to hold a Permit in connection with his employment by, or contractual or other arrangement with, Company holds such required Permits and, to the Knowledge of the Seller and the Company, such Permits are in good standing and not subject to any restrictions, suspensions, or other adverse limitations.

          (b) The Company is not or has not been in conflict with, in default under, or in violation of, in any material respect, any Legal Requirement applicable to it, the services it provides, or any of its employees, or by which its assets or properties are bound or affected during the past three (3) years.
          (c) The Company has not conducted any internal investigation for which it engaged outside counsel concerning any actual or alleged violation of any Legal Requirement or Permit on the part of Company or any of their respective officers, directors, Affiliates or agents.
     Section 4.11 Labor Matters
          (a) The Company is not a party to any labor agreement with respect to its employees with any labor organization, group or association. To the Knowledge of the Seller or the Company, there has been no attempt by organized labor or its representatives to make Company conform to the demands of organized labor that would cover the Employees. Company is and has complied, in all material respects with, all applicable Legal Requirements respecting employment practices, terms and conditions of employment and wages and hours and is not, and has not been, engaged in any unfair labor practice. Company has made all deductions required by law to be made for Employees’ wages and salaries and either remitted the same to appropriate Governmental Authorities or provided the same in their accounts and are not liable for any arrears of wages or any Taxes or penalties for failure to comply with the payment or repayment of any of the foregoing. There is no unfair labor practice charge or complaint against Company pending before the National Labor Relations Board or any comparable state agency. There are, and during the past five (5) years there have been, no labor strikes, labor disturbances or work stoppages or other material labor disputes pending against Company. Company, each ERISA Affiliate and each Company Plan has properly classified individuals providing services to Company and any ERISA Affiliate as independent contractors or employees, as the case may be.
     Section 4.12 Tax Matters.
          (a) Except as set forth on Schedule 4.12(a), all Tax Returns required to have been filed by or with respect to the Company and the income, operations, business and assets of the Company has been timely and properly filed (taking into account any extension of time to file granted or obtained) and such Tax Returns are true, correct and complete in all material respects.
          (b) All Taxes of the Company that have become due or payable have been timely paid. The unpaid Taxes of the Company (i) did not, as of December 31, 2006, exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing their Tax Returns.

          (c) No deficiency for any amount of Tax has been asserted or assessed by a Governmental Authority against the Company. There are no Liens for Taxes on the assets of the Company other than liens for Taxes that are not yet due and payable.
          (d) The Company (i) has withheld from any employee, customer, independent contractor, creditor, shareholder and any other applicable payee proper and accurate amounts for all taxable periods in compliance with all Tax withholding provisions of applicable Legal Requirement, (ii) has remitted on a timely basis, such amounts to the appropriate Governmental Authority, and (iii) has received properly completed exemption certificates for all exempt transactions.
          (e) No Tax audits or other administrative or judicial Tax proceedings with respect to Taxes of the Company is pending or are being conducted. There is no claim or assessment pending, or, to the Knowledge of the Company or the Seller, threatened against Company for any alleged deficiency in Taxes. The Company has waived any statute of limitations in respect of Taxes or agreed to any extension thereof that is currently in effect. No claim has been made by a Governmental Authority in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to taxation by that jurisdiction.
     Section 4.13 Employee Benefit Plans.
          (a) Disclosure.
               (i) Schedule 4.13(a) lists all benefit and compensation plans, programs, policies, agreements, understanding, commitments arrangements and contracts (whether oral or written) including “employee benefit plans” within the meaning of Section 3(3) of ERISA, and any deferred compensation, stock option, stock purchase, restricted stock, stock appreciation rights, phantom stock or cash based incentive and bonus plans and pension, profit sharing, savings and thrift or other retirement, fringe benefits, vacation, cafeteria, medical, accidental death and dismemberment, disability, workers compensation, unemployment compensation, post-retirement insurance, post-employment, termination, retention, employment, consulting, change in control and severance plans, programs, arrangements or contracts sponsored, adopted, administered, maintained, contributed to or required to be contributed to, by Company or any Person who is, or at the relevant time was, a member of a “controlled group of corporations” with or under “common control” or a member of an “affiliated service group” with Company, as defined in Sections 414(b) or (c), (m) or (o) of the Code, or Sections 4001(a)(16) or 4001(b)(1) of ERISA (any such Person, an “ERISA Affiliate”) for the benefit of any current, former or retired employee, director, officer, independent contractor, or consultant of Company or any ERISA Affiliate or with respect to which Company may have any liability or Obligation (the “Company Plans”). No Person has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Company Plan, other than with respect to a modification, change or termination required by ERISA or the Code.
               (ii) The Seller has made available to Buyer current, true, correct and complete copies of the following documents (including any amendments): (i) all Company Plans (or if not written, a summary of material terms thereof), including any plan documents, trust agreements, written descriptions forming a part of a Company Plan, annuity contracts, insurance contracts, or other funding instruments relating to any Company Plan; (ii) summary plan descriptions and summary of material modifications for each Company Plan required to be prepared and distributed; (iii) the IRS Form 5500 (including all schedules thereto) for the last three (3) completed plan years for each Company Plan required to file an IRS Form 5500; (iv) the most recent determination letter or opinion letter, if any received from the IRS with respect to each Company Plan that is intended to be qualified under Section 401 of the Code and any pending request for such determination; (v) the discrimination testing, if any, for the past three (3) years, with respect to each Company Plan; (vi) copies of all documents and correspondence received by or provided to the Department of Labor, the IRS or the Pension Benefit Guaranty Corporation in connection with or relating to any Company Plan; (vii) actuarial reports and other financial statements relating to each Company Plan required to file an IRS Form 5500, as applicable; (viii) a description setting forth the amount of any liability of Company or any ERISA Affiliate as of the Closing Date for payments more than thirty (30) days past due with respect to each Company Plan which is a pension benefit plan; (ix) all summaries furnished to employees, officers, independent contractors, or directors of the Company, and any ERISA Affiliate, of any Company Plan that is not required to prepare and distribute summary plan descriptions; and (x) copies of any investment management agreements, administrative services or recordkeeping agreements relating to any Company Plan.
          (b) Compliance.
               (i) Each Company Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS as to qualification under Section 401(a) of the Code and neither the Company nor any ERISA Affiliate knows of any fact or set of circumstances that has adversely affected, or is reasonably likely to adversely affect, such qualification of any Company Plan, result in the revocation of such favorable determination letter, or cause such trust to be deemed not tax-exempt.
               (ii) Each Company Plan, related trust agreement, annuity contract or other funding instrument is legally valid and binding, is in full force and effect and is and has been administered in accordance with its terms and is and at all times has been in compliance, both as to form and operation as of the date hereof, in all material respects with the applicable Legal Requirements (including where applicable, ERISA and the Code). The Company knows of no factor or set of circumstances that have adversely affected, or could reasonably be expected to adversely affect, the tax qualification of a Company Plan.
               (iii) Each group health plan of the Company, or any ERISA Affiliate has been operated in material compliance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder any similar state law, and the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including proposed regulations) thereunder.
          (c) Fiduciary Duties and Prohibited Transactions. The Company, and no ERISA Affiliate or any plan fiduciary of any Company Plan has not engaged in any transaction in violation of Sections 404 or 406 of ERISA or has any liability with respect to any “prohibited transactions,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Sections 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Title I, Subtitle B of ERISA. The Company nor any ERISA Affiliate has not knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Company Plan or has incurred any civil penalty under Section 502(1) of ERISA.
          (d) Retirement Plans. The Company nor any ERISA Affiliate has not at any time sponsored, contributed to, been required to contribute to, maintained or established (i) a plan covered by Title IV of ERISA, (ii) any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, or (iii) any plan subject to Section 412 of the Code.
          (e) Unpaid Contributions. All amounts, premiums or contributions required to be made under the terms of any Company Plans have been timely made or, if not yet due, have been properly reflected on the most recent financial statements of the Company.
          (f) Claims.
               (i) There are no existing, pending, or, to the Knowledge of the Seller or the Company, threatened or anticipated Actions relating to any Company Plan, other than routine claims for information or benefits in the normal course. No Company Plan is or, within the last six (6) calendar years, has been, the subject of examination or audit by a Governmental Authority or a participant in a government sponsored amnesty, voluntary compliance or similar program.
               (ii) No event has occurred and, to the Knowledge of the Seller or the Company, there exists no condition or set of circumstances, in connection with which Company, any ERISA Affiliate or any Company Plan, directly or indirectly, could be subject to any material liability (A) under the terms of the Company Plan, (B) under any statute, regulation or governmental order relating to any Company Plan, or (C) pursuant to any obligation of Company, or any ERISA Affiliate to indemnify any Person against liability incurred under any such statute, regulation, or order as it relates to the Company Plans.
          (g) Retiree Benefits. Other than as required under Section 601, et seq. of ERISA, no Company Plan that is a welfare plan provides benefits or coverage for employees or former employees of the Company following retirement or other termination of employment.
          (h) Castleton Group. Company is part of a Professional Employment Organization with Seller under the Castleton Group. At or after the Closing, Buyer may cancel the Company’s arrangements with the Castleton Group at any time with no further obligation or penalty.
     Section 4.14 Brokers, etc. No broker, finder, investment bank or similar agent is entitled to any brokerage or finder’s fee in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by or on behalf of Company.
     Section 4.15 Assets. Except as set forth on Schedule 4.15, the Company has good and marketable title to, or in the case of property held under lease or other contract or agreement, a valid and enforceable right to use, the present assets of the Company. The Seller owns no other assets related to the Business other than Equity Securities of the Company. The assets of the Company as of the date hereof include all of the assets used or held for use in the Business.
     Section 4.16 Continuation of Business. The Seller is not aware of any circumstances that could result in a material adverse change in the sources of business to the Company, including, without limitation, acceptance of the Company’s products and services.
     Section 4.17 Accounts Receivable. All accounts receivable of the Company, whether reflected on the Financial Statements or subsequently created, have arisen from bona fide transactions in the Ordinary Course of Business. All such accounts receivable are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts reflected on the Financial Statements. The Company has good and marketable title to their respective accounts receivable, free and clear of all encumbrances. Since the date of the Financial Statements, there have not been any write-offs as uncollectible of any notes or accounts receivable of Company, except for write-offs in the Ordinary Course of Business.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER.
     Buyer represents and warrants as follows:
     Section 5.1 Corporate Matters, etc.
          (a) Organization, Power and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full power and authority to enter into this Agreement, to carry out and perform its obligations hereunder and to consummate the transactions contemplated hereby.
          (b) Authorization and Enforceability. This Agreement has been duly authorized, executed and delivered by, and is Enforceable against, Buyer.
          (c) Non-Contravention, etc. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the Closing hereunder in accordance with the terms and conditions of this Agreement does not and will not conflict with or result in the breach of any terms or provisions of, or constitute a default, under any Contractual Obligation of or the Charter or By-laws of Buyer or a breach of any Legal Requirement applicable to Buyer. No consent or filing is required to be obtained or made by or on behalf of Buyer in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except (i) for items which shall have been obtained or made on or prior to, and shall be in full force and effect at, the Closing Date, and (ii) where failure to obtain the consent would not materially and adversely affect Buyer’s ability to consummate the Closing hereunder in accordance with the terms and conditions of this Agreement and would not prevent Buyer from performing in all material respects any of its obligations under this Agreement.
     Section 5.2 Financial Condition, etc. Buyer will have on the Closing Date sufficient funds available to it to pay the Cash Consideration pursuant to this Agreement and otherwise satisfy all of its obligations in connection with this Agreement and the transactions contemplated hereby, subject to the consummation of necessary financing arrangements.
     Section 5.3 Brokers, etc. No broker, finder, investment bank or similar agent is entitled to any brokerage or finder’s fee in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by or on behalf of Buyer or any of its Affiliates.
ARTICLE VI.
CERTAIN AGREEMENTS OF THE PARTIES.
     Section 6.1 Payment of Transfer Taxes and Other Charges. The Seller shall be responsible for and shall pay all stock transfer Taxes, real property transfer Taxes, sales Taxes, documentary stamp Taxes, recording charges and other similar Taxes arising in connection with the transactions contemplated by this Agreement. Each of the parties hereto shall prepare and file, and shall fully cooperate with each other party with respect to the preparation and filing of, any Tax Returns and other filings relating to any such Taxes or charges as may be required.
     Section 6.2 Confidentiality. The Seller and its Affiliates will treat and hold as confidential, all confidential information relating to the operations or affairs of the Business and this Agreement and the transactions contemplated hereby. In the event the Seller or its Affiliates are requested or required (by oral or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or by Legal Requirement) to disclose any such confidential information, then Seller, shall notify Buyer promptly of the request or requirement so that Buyer, at its expense, may seek an appropriate protective order or waive compliance with this Section 6.2. If, in the absence of a protective order or receipt of a waiver hereunder, the Seller or its Affiliates are, on the advice of counsel, compelled to disclose such confidential information, the Seller or its Affiliates, as applicable, may so disclose the confidential information; provided that Seller shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such confidential information. The provisions of this Section 6.2 shall not be deemed to prohibit the disclosure of confidential information (i) relating to the operations or affairs of the Business by the Seller or its Affiliates to the extent reasonably required to prepare or complete any required Tax Returns or financial statements or (ii) to the Seller’s legal, accounting and financial advisors; provided that such Persons are bound by an obligation of confidentiality to the Seller to keep such information confidential. Notwithstanding the foregoing, the provisions of this Section 6.2 shall not apply to information that (i) is or becomes publicly available other than as a result of a disclosure by the Seller or its Affiliates, (ii) is or becomes available to the Seller or its Affiliates on a non-confidential basis from a source that, to the Seller’s Knowledge, is not prohibited from disclosing such information by a legal, contractual or fiduciary duty or (iii) is or has been independently developed by the Seller or its Affiliates.
     Section 6.3 Operation of Business; Related Matters. From the date hereof until the Closing Date, except as otherwise permitted or required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct the Business in the Ordinary Course of Business and substantially as presently operated, (ii) use reasonable efforts to maintain the value of the Business as a going concern, and (iii) use reasonable efforts to preserve intact the present business organization and assets of the Business and preserve the present relationships of the Company with the payors, vendors and the Employees of the Business. Without limiting the foregoing, except as set forth in Schedule 6.3 or as contemplated by this Agreement, from the date hereof until the Closing Date, the Company shall not, without the prior written consent of Buyer:
          (a) Enter into any transactions with any Affiliate of the Seller or the Company (other than transactions in the Ordinary Course of Business among the Company);
          (b) Except as required by applicable Legal Requirements or the terms of existing Company Plans (i) pay any compensation or provide any benefits to any current or former Employee, officer, director, or independent contractor, other than in the Ordinary Course of Business, (ii) increase any compensation payable to or the benefits afforded any current of former director, independent contractor, officer or Employee, other than such increases in compensation or benefits as may be made in the Ordinary Course of Business, (iii) or commit to do any of the foregoing;
          (c) Incur any Debt greater than Ten Thousand Dollars ($10,000) in the aggregate (including any capital lease);
          (d) Amend the Charter, By-laws or Operating Agreement of Company or sell, lease or otherwise dispose of any assets (except (i) for sales or other dispositions of inventory or excess equipment in the Ordinary Course of Business, and (ii) as may otherwise be permitted by the terms of this Agreement);
          (e) (i) Make any material change in the Business or operations of Company, or (ii) hire or promote any employee, independent contractor, or consultant;
          (f) Make any capital expenditure individually in excess of Ten Thousand Dollars ($10,000) with respect to the Business or enter into any Contractual Obligation therefor;
          (g) Authorize, declare or set aside any dividend payment or other distribution, payable in Cash, Equity Securities, property or otherwise, with respect to any of its Equity Securities;
          (h) Make any change in collection policies or payment terms applicable to any of the suppliers or customers of Company;
          (i) Create any Lien on any of the assets of the Business;
          (j) Except in the Ordinary Course of Business, (i) sell, assign, transfer, lease or otherwise dispose of or agree to sell, assign, transfer, lease or otherwise dispose of any of the assets of the Business or (ii) cancel any indebtedness owed to Company, in the case of both (i) and (ii) above, having, individually or in the aggregate, a value exceeding Ten Thousand Dollars ($10,000);
          (k) Enter into any agreements or contracts which would require payments of more than Ten Thousand Dollars ($10,000) over any period of twelve (12) months or enter into any agreement or contract of the type which, if in effect on the date hereof, would be required to be listed as a Contract on Schedule 4.7, or amend, terminate or extend any such Contract, except Contracts entered into in the Ordinary Course of Business;
          (l) Change the accounting methods, principles or practices used by Company, except where required by law or GAAP;
          (m) Revalue any of the assets of the Business, including writing off receivables or reserves, other than in the Ordinary Course of Business;
          (n) Cause Company to acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of, any corporation, partnership, association or other business organization or division thereof;
          (o) Make or change any Tax election, settle or compromise any claim, notice, audit report or assessment in respect of its Taxes, change any annual Tax accounting period, adopt or change any method of Tax accounting, take any action not in accordance with past practice that would have the effect of deferring any Tax liability of Company from a taxable period ending on or before the Closing Date to any subsequent taxable period, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or Closing agreement relating to any Tax of Company, surrender any right to claim a Tax refund of Company, or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment of Company;
          (p) Issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding any Equity Securities of Company, or permit the exercise of any option, warrant, or other right requiring the issuance of any Equity Securities by Company or any phantom rights thereon;
          (q) Repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any securities convertible into any Equity Securities or any other interests of Company;
          (r) Adjust, split, subdivide, combine, or reclassify any capital stock or other interests of Company, or authorize the issuance of any other securities in respect of or in substitution for the Equity Securities or other interests of Company;
          (s) Enter into or amend any employment, severance, change in control, retention, or other similar Contract or other instrument between Company, and any employee, independent contractor, officer or director of Company that Buyer does not have the unconditional right to terminate without liability (other than ordinary salary or wage compensation for services already provided), at any time on or after the Closing;
          (t) (i) Adopt any new employee benefit plan, program, policy, or arrangement, (ii) make any change in or to any existing employee benefit plans that would increase the annual cost of the plan to Company, other than any such change required by a Legal Requirement, or (iii) commit to do any of the foregoing;
          (u) Settle any Action involving any liability or asset of the Business for money damages exceeding Ten Thousand Dollars ($10,000) an individual basis or imposing material restrictions upon the operations of the Business;
          (v) Other than renewals, modifications or amendments without adverse change of terms, modify, amend, or terminate any Contract affecting Company or waive, release, compromise, or assign any rights or claims; or
          (w) Enter into any Contractual Obligation to do any of the actions referred to in this Section 6.3.
     Section 6.4 Preparation for Closing. Buyer on the one hand and the Seller and the Company on the other hand will each use all reasonable best efforts to bring about the fulfillment of each of the conditions precedent to the obligations of the others set forth in this Agreement. In furtherance thereof:
          (a) Consents, etc. Prior to the Closing Date, the Seller and the Company shall use best efforts to secure required written consents or waivers under or with respect to the Contracts and Permits indicated on Schedule 7.3.
          (b) Disclosure Obligation. From time to time, on and prior to the Closing Date, the Seller shall promptly notify Buyer upon becoming aware of any fact, occurrence or event that could cause any of the representations and warranties contained in ARTICLE IV to be inaccurate or incomplete in any respect.
          (c) Laurus Payoff. Seller shall obtain a payoff letter from Laurus effective as of April 30, 2007.
     Section 6.5 No Solicitation. Prior to the Closing, or such earlier date on which this Agreement is terminated in accordance with its terms, none of the Seller, the Company and their shareholders, Affiliates, officers, employees, agents and representatives will, directly or indirectly, solicit from any Person, initiate with any Person, continue discussions with any Person regarding or otherwise encourage any Person to make any inquiries or proposals, or furnish information relating to the acquisition, in whole or in part, of the Business or any merger, consolidation, business combination, sale of a substantial portion of the assets, other similar transactions involving the Business or any other transaction that would impair the ability of the Seller to consummate the transactions contemplated hereby (any such transaction, an “Alternative Transaction”) or engage in any negotiations or enter into any agreement or understanding with any Person (other than Buyer) regarding an Alternative Transaction. The Seller and their shareholders, Affiliates, officers, employees, agents and representatives will not furnish any information concerning the Business to any Person other than Buyer for the purpose of, or with the intent of, permitting such Person to evaluate an Alternative Transaction and the Seller will notify Buyer in writing of any proposals or inquiries received by the Seller or their agents, as applicable, concerning any Alternative Transaction.

     Section 6.6 Access to Properties and Records Pre-Closing and Post-Closing. (a) From the date of this Agreement through and including the Closing Date, upon reasonable notice, the Seller will (i) give Buyer and its counsel, accountants and other representatives reasonable access to all books, records, offices and other Facilities and properties of the Company, as applicable, (ii) permit Buyer to make such inspections of the foregoing as Buyer may reasonably request and (iii) cause its officers to furnish Buyer with such financial and operating data and other information with regard to the Business and properties of the Company, as applicable, as Buyer may from time to time reasonably request. Any such access will be provided, and all such inspections will be conducted, at reasonable times and in such a manner as not to interfere unreasonably with the operation of the Business.
          (b) After Closing and through September 30, 2007, Seller shall provide Company with accounting and administrative services at no cost to Company. Such accounting services shall include monthly income, balance sheet and cash flow statements as well as supporting schedules as would normally be utilized by management in the operations of the Company. Such administrative services shall include check generation for accounts payable activities; however, Seller shall have no responsibility or authority with regards to banking activities.
          (c) At or prior to the Closing, Seller and Company shall deliver to its customers instructions that all future payments to the Company must be made to the Company at its physical address, attention: Don Tunstall, and shall have taken reasonable measures to ensure that no such payments are unduly delayed or otherwise diverted. Any payments subsequently received by Seller in respect of Company business shall be immediately paid to the Company.
     Section 6.7 Product and Technology License. For two (2) years following the Closing, Seller shall retain the exclusive right to purchase Company products for resale in the United States surface mass transit market at prices equal to a 20% reseller discount from the Company’s list prices as published from time to time, and otherwise on the terms and conditions offered to other like customers. At the end of the second year, the aforementioned arrangement shall renew for an additional year if sales to the Seller thereunder have generated a minimum of $250,000 of revenues to the Company in the period beginning at the Closing.
     Section 6.8 Further Assurances. Each party, upon the request from time to time of any other party hereto after the Closing, and at the expense of the requesting party but without further consideration, will do each and every act and thing as may be necessary or reasonably requested to consummate the transactions contemplated hereby in an orderly fashion.
     Section 6.9 Tax Matters.
          (a) Tax Returns. Buyer shall prepare or cause to be prepared and shall file or cause to be filed all Tax Returns of the Company for (i) any period ending on or before the Closing Date (a “Pre-Closing Tax Period”) and (ii) the portion of any period beginning before and ending after the Closing Date to the extent any Taxes are attributable to the portion of such period ending on the Closing Date (a “Pre-Closing Partial Periods”). Buyer shall permit the Seller to review and comment on each such income Tax Return.

          (b) Payment of Taxes. Buyer shall notify the Seller of any Taxes of the Company that are to be paid after Closing with respect to a Pre-Closing Tax Period or a Pre-Closing Partial Period and the Seller shall pay to the Buyer, on behalf of the Seller, the amount of such Taxes three (3) days after receiving such notification, provided, the Seller shall not be obligated to make any payment earlier than three (3) days prior to the date such Taxes are payable.
          (c) Prorations. For purposes of this Agreement, in the case of any Taxes that are payable for a period that begins before and ends after the Closing Date, the portion of such Taxes that are allocable to the Pre-Closing Partial Period shall be (i) in the case of any property or ad valorem Taxes, the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of all other Taxes, equal to the amount which would be payable as computed on a “closing-of-the-books” basis if the relevant Tax period ended on the Closing Date.
          (d) Tax Contests. Buyer, the Company and Seller agree to give prompt written notice to each other of any proposed adjustment to Taxes of the Company for which an indemnity claim may be made under Section 9.2 or Section 9.3 of this Agreement, provided, however, that no delay on the part of a party to this Agreement to provide such notice shall relieve any party from any obligation hereunder unless (and then solely to the extent) such party thereby is prejudiced. The Seller shall have the right to control the conduct of any Tax audit or proceeding of the Company for a Pre-Closing Tax Period (a “Seller’s Tax Contest”) so long as (i) the Seller notifies the Buyer, on behalf of the Seller, that the indemnification provisions of this Agreement will apply to any Damages the Buyer Indemnified Party may suffer resulting from, arising out of or relating to such Seller’s Tax Contest, (ii) the Seller conducts the defense of the Seller’s Tax Contest actively and diligently at its own cost, (iii) the Seller keeps Buyer informed regarding the progress and substantive aspects of any Seller’s Tax Contest upon written request for information relating to the Seller’s Tax Contest, and (iv) the Seller shall not compromise or settle any Seller’s Tax Contest without Buyer’s consent, which consent shall not be unreasonably withheld.
          (e) Tax Matters Cooperation. Each of the parties to this Agreement shall cooperate in both (i) the preparation of all Tax Returns for any Tax periods for which one party could reasonably require the assistance of the other party in obtaining any necessary information, including without limitation any information that is required under Treasury Regulation Section 1.351-3, and (ii) any subsequent audits, claims, contests, litigation or other proceedings with respect to Taxes of any of the Company (collectively, “Tax Proceedings”). Such cooperation shall include, but not be limited to, furnishing prior years’ Tax Returns or return preparation packages to the extent related to the Company, and furnishing such other information within such party’s possession (or the possession of its accountant) requested by the party filing such Tax Returns or participating in Tax Proceedings, as is relevant to the preparation of such Tax Returns or the conduct of such Tax Proceedings, respectively. Such cooperation and information also shall include without limitation provision of powers of attorney for the purpose of signing Tax Returns and defending audits and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any applicable governmental authority which relate to the Company, and providing copies of all relevant Tax Returns to the extent related to the Company, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by any governmental authority and records concerning the ownership and tax basis of property, which the requested party may possess. The parties and their respective affiliates shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder.
          (f) For purposes of this Section 6.9, references to the Company, Buyer and the Seller shall include successors and assigns.
          (g) The covenants and agreements of the parties contained in this Section 6.9 shall survive the Closing and shall remain in full force and effect until such covenant or agreement is fully performed.
ARTICLE VII.
CONDITIONS TO THE OBLIGATION TO CLOSE OF BUYER.
     The obligation of Buyer to consummate the Closing under this Agreement is subject to the satisfaction, on the Closing Date, of all of the following conditions, compliance with which, or the occurrence of which, may be waived prior to the Closing in writing by Buyer in its sole discretion:
     Section 7.1 Representations, Warranties and Covenants.
          (a) Continued Accuracy of Representations and Warranties. The representations and warranties of the Seller and the Company contained in this Agreement shall be true and correct at, and as of, the Closing Date with the same force and effect as if made on the Closing Date.
          (b) Performance of Agreements. The Seller and the Company shall have performed and satisfied all covenants and agreements required by this Agreement to be performed or satisfied by it at or prior to the Closing.
          (c) Closing Certificates of the Company. At the Closing, Company shall furnish a certificate, signed by an officer of the Company, as applicable, dated the Closing Date, to the effect that the conditions specified in Section 7.1(a) and Section 7.1(b) have been satisfied.
          (d) Laurus Payoff. Seller shall have obtained a payoff letter from Laurus effective as of April 30, 2007 and shall have arranged by appropriate wire instruction for the Base Consideration Amount to be used to payoff the payment due Laurus as of April 30, 2007.
          (e) Laurus Waiver. Laurus shall have agreed, effective upon receipt of an amount equal to the Base Consideration Amount from Buyer or Seller, to release all claims against the Company and all security interests, liens, mortgages and/or other charges or encumbrances created on or with respect to the capital stock of the Company and with respect to the underlying assets of the Company, including patents and trademarks owned by the Company.

     Section 7.2 Legality; Governmental Authorization; Litigation. The consummation of the transactions contemplated hereby shall not be prohibited by any Legal Requirement, and all necessary filings, if any, pursuant to any material Legal Requirement shall have been made and all applicable waiting periods thereunder shall have expired or been terminated. No Action shall have been instituted at or prior to the Closing by any Person other than a party hereto or any Affiliate thereof, or instituted by any Governmental Authority, relating to this Agreement or any of the transactions contemplated hereby, the result of which would prevent or make illegal the consummation of any such transaction or would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.
     Section 7.3 Third Party Consents. There shall have been obtained by the Seller and the Company the consents, including the consents of Governmental Authorities, listed on Schedule 7.3.
     Section 7.4 General. All corporate proceedings required to be taken on the part of the Company in connection with the transactions contemplated by this Agreement shall have been taken. Buyer shall have received copies of such officers’ certificates, good standing certificates, incumbency certificates and other customary closing documents as Buyer may reasonably request in connection with the transactions contemplated hereby.
ARTICLE VIII.
CONDITIONS TO THE OBLIGATION TO CLOSE OF THE SELLER AND THE COMPANY.
     The obligations of the Seller and the Company to consummate the Closing under this Agreement are subject to the satisfaction, on the Closing Date, of all of the following conditions, compliance with which, or the occurrence of which, may be waived prior to the Closing in writing by the Seller and the Company in their sole discretion:
     Section 8.1 Representations, Warranties and Covenants.
          (a) Continued Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct at, and as of, the Closing Date with the same force and effect as if made on the Closing Date.
          (b) Performance of Agreements. Buyer shall have performed and satisfied all covenants and agreements required by this Agreement to be performed or satisfied by Buyer at or prior to the Closing.
          (c) Closing Certificate of Buyer. At the Closing, Buyer shall furnish to the Company a certificate signed by a officer of Buyer, dated as of the Closing Date, to the effect that the conditions specified in Section 8.1(a) and Section 8.1(b) have been satisfied by Buyer.
     Section 8.2 Legality; Government Authorization; Litigation. The consummation of the transactions contemplated hereby shall not be prohibited by any Legal Requirement, and all necessary filings, if any, pursuant to any material Legal Requirement shall have been made and all applicable waiting periods thereunder shall have expired or been terminated. No Action shall have been instituted at or prior to the Closing by any Person other than a party hereto or any

Affiliate thereof, or instituted by any Governmental Authority, relating to this Agreement or any of the transactions contemplated hereby, which has a reasonable probability of success and the result of which would prevent or make illegal the consummation of any such transaction or would reasonably be expected to have a material adverse effect on the ability of the Seller and Company to consummate the transactions contemplated hereby.
     Section 8.3 General. All corporate proceedings required to be taken by Buyer in connection with the transactions contemplated by this Agreement shall have been taken. The Company shall have received copies of such officers’ certificates, good standing certificates, incumbency certificates and other customary closing documents as the Seller may reasonably request in connection with the transactions contemplated hereby.
ARTICLE IX.
INDEMNIFICATION.
     Section 9.1 Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Closing and will expire on the second (2nd) anniversary following Closing; provided, however, that the representations and warranties contained in Section 4.1, shall survive indefinitely.
     Section 9.2 Indemnification of Buyer.
          (a) Indemnification of Buyer by the Seller. Subject to the other provisions of this Section 9.2, from and after the Closing, the Seller shall indemnify and hold harmless Buyer, and its officers, directors, employees, Affiliates, shareholders and agents, including the Company (collectively, the “Buyer Indemnified Parties”) from and against any and all losses, liabilities, damages, costs or expenses (including reasonable attorneys’ fees, losses, claims, judgments, liabilities, fines, amounts paid in settlement and damages) (collectively, “Damages”), arising out of, relating to or incurred as a result of (A) the breach of any representation or warranty of the Seller or the Company contained in this Agreement or in any certificate delivered at the Closing, (B) the breach or nonperformance of any covenant or agreement of the Seller or the Company contained in this Agreement, (C) any Taxes of the Company with respect to a Pre-Closing Tax Period or a Pre-Closing Partial Period, (D) any Taxes imposed on the Company by reason of any of them being a member of any affiliated, consolidated, unitary or combined group for a Pre-Closing Tax Period or a Pre-Closing Partial Period, as a transferee or successor with respect to such periods, under any Tax allocation, sharing or assumption agreement with respect to such periods or by contract or otherwise with respect to such periods, (E) any Action threatened, asserted, filed or otherwise commenced by any current or former holder of Equity Securities of Company, and (F) the ownership or claim of ownership by any Person other than the Company of any Equity Securities of Company.
          (b) Deductible. No Buyer Indemnified Party shall be entitled to indemnification for any Damages pursuant to Section 9.2(a) unless the aggregate amount of all Damages for which all Buyer Indemnified Parties are entitled to indemnification pursuant to Section 9.2(a) exceeds Ten Thousand Dollars ($10,000) (the “Indemnification Basket”), in which case such Buyer Indemnified Party shall be entitled to the indemnification for all such Damages in excess of the Indemnification Basket, up to a maximum amount equal to the Purchase Price.

          (c) Offset Against Seller Promissory Note. Notwithstanding anything in this Agreement to the contrary, if a Buyer Indemnified Party shall suffer or incur any Damages for which such Buyer Indemnified Party shall be entitled to indemnification under this ARTICLE IX, then Buyer shall first (to the extent of such Damages) reduce the amounts owing to the Seller under Section 2.2(c) by the amount of such Damages.
     Section 9.3 Seller’s Indemnification. Subject to the other provisions of this ARTICLE IX, from and after the Closing, Buyer shall indemnify and hold harmless the Seller (the “Seller Indemnified Parties”) from and against any and all Damages arising out of, relating to or incurred as a result of (a) the breach of any representation or warranty of Buyer contained in this Agreement or in any certificate delivered at the Closing, or (b) the breach or nonperformance of any covenant or agreement of Buyer contained in this Agreement. No Seller Indemnified Party shall be entitled to indemnification for any Damages pursuant to this Section 9.3 unless the aggregate amount of all Damages for which all Seller Indemnified Parties are entitled to indemnification pursuant to this Section 9.3 exceeds the Indemnification Basket set forth in Section 9.2 (b) (and then only to the extent of such excess), up to a maximum amount equal to the Purchase Price.
     Section 9.4 Matters Involving Third Parties.
          (a) If any third party shall notify either a Buyer Indemnified Party or a Seller Indemnified Party (either, an “Indemnified Party”) with respect to any claim or Action (including notification of a Tax audit, proceeding or other Action) (a “Third Party Claim”) which may give rise to a claim for indemnification under this ARTICLE IX, then the Indemnified Party shall promptly notify the Seller, in the case of a Third Party Claim against a Buyer Indemnified Party, or Buyer, in the case of a Third Party Claim against a Seller Indemnified Party (in each case a “Notified Party”) thereof in writing; provided, however, that no delay on the part of the Indemnified Party to provide such notice shall relieve any Party from any obligation hereunder unless (and then solely to the extent) such Party thereby is prejudiced.
          (b) The Notified Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Notified Party notifies the Indemnified Party that has given notice of the Third Party Claim that the indemnification provisions of this Agreement will apply to any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Notified Party conducts the defense of the Third Party Claim actively and diligently at its own cost and expense, and (iii) in the reasonable opinion of the Indemnified Party, the Notified Party has the demonstrated financial resources to pay the full amount of any Third Party Claim at all times that it is defending the Indemnified Party.
          (c) So long as the Notified Party is conducting the defense of the Third Party Claim in accordance with Section 9.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, and (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Notified Party (which consent shall not unreasonably be withheld). The Notified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless written agreement is obtained releasing the Indemnified Party from all liability thereunder and the settlement does not call for any monetary payment by the Indemnified Party or any other liability on the part of the Indemnified Party.
     Section 9.5 Tax Treatment of Indemnity Payments and Adjustments to Purchase Price. All amounts paid, offset or received with respect to indemnity claims under this Agreement or pursuant to Section 6.9 hereof shall be treated by the parties hereto for all Tax purposes as adjustments to the Purchase Price, unless otherwise required by law in which case such payments shall be made in an amount sufficient to indemnify the relevant party on a net after-Tax basis.
     Section 9.6 Exclusive Remedy. If the Closing occurs, the Parties hereto acknowledge and agree that the exclusive remedy with respect to any Action arising out of or based upon this agreement or the subject matter hereof shall be pursuant to the provisions of this ARTICLE IX.
ARTICLE X.
TERMINATION.
     Section 10.1 Termination of Agreement. This Agreement may be terminated by the parties only as provided below:
          (a) The parties may terminate this Agreement by mutual written consent at any time prior to the Closing.
          (b) Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing in the event that the Seller or the Company is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, Buyer has notified the Seller of the breach and such breach has continued without cure for a period of fifteen (15) days after the notice of breach.
          (c) The Company may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing in the event Buyer is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, the Company has notified Buyer of the breach and such breach has continued without cure for a period of fifteen (15) days after the notice of breach.
          (d) The Company on or after April 30, 2007 if the Closing of the transactions contemplated by this Agreement shall not have occurred by such date, and by Buyer on or after April 30, 2007, if the Closing of the transactions contemplated by this Agreement shall not have occurred by such date; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose improper action or failure to act has caused the failure of the transactions contemplated hereby to occur on or before such date.
     Section 10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, all obligations of the parties hereunder (other than obligations under Section 6.2, ARTICLE X and ARTICLE XI, which shall survive termination) shall terminate without any liability of any party to any other party; provided, however, that (i) no termination by a party pursuant to clause (b), (c) or (d) of Section 10 shall relieve such party from any liability arising from or relating to any breach by such party prior to termination.
     Section 10.3 Time of Essence. Time is and shall be of the essence in this Agreement.
ARTICLE XI.
MISCELLANEOUS.
     Section 11.1 Entire Agreement; Waivers. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), shall constitute a continuing waiver unless otherwise expressly provided nor shall be effective unless in writing and executed (i) in the case of a waiver by Buyer, by Buyer, (ii) in the case of a waiver by the Seller, by Seller.
     Section 11.2 Amendment or Modification. The parties hereto may not amend or modify this Agreement except in such manner as may be agreed upon by a written instrument executed by each of the parties.
     Section 11.3 Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall (to the extent permitted under applicable law) be construed by modifying or limiting it so as to be valid and Enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.
     Section 11.4 Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted transferees and assigns (each of which transferees and assigns, other than any lender or other Person described in clause (b) below, shall be deemed to be a party hereto for all purposes hereof). Notwithstanding the foregoing, (a) no transfer or assignment by any party hereto shall be permitted without the prior written consent of the other parties hereto and any such attempted transfer or assignment without consent shall be null and void, and (b) no transfer or assignment by any party shall relieve such party of any of its obligations hereunder, except that (i) Buyer, without the consent of the Seller, may assign its rights, but not its obligations, under this Agreement to an Affiliate, at any time, (ii) Buyer, without the consent of the Seller, may collaterally assign its rights under this Agreement to one or more lenders or other Persons providing financing to Buyer in connection with the transactions contemplated hereby and (iii) Buyer, without the consent of the Seller, may assign its rights and obligations under this Agreement to any Person or Persons in connection with the sale of all or substantially all of the assets of Buyer.

     Section 11.5 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered personally or sent by telecopier, Federal Express, or registered or certified mail, postage prepaid, addressed as follows:
If to the Seller to:
David L. Turney
Digital Recorders, Inc.
5949 Sherry Lane, Suite 1050
Dallas, TX 75225
Tel No.: 214-378-9429
Facsimile: 214-378-8437
with a copy to:
David M. Furr
Gray, Layton, Kersh, Solomon,
Sigmon, Furr & Smith, P.A.
516 S. New Hope Road
Post Office Box 2636
Gastonia, NC 28053-2636
Tel No.: (704) 865-4400
Facsimile: (704) 866-8010
If to Buyer, to:
Peter E. Salas
Dolphin Asset Management Corp.
129 East 17th Street
New York, NY 10003
Tel. No.: (212) 982-5071
Facsimile:(212) 202-3817
with a copy to:
Gary J. Simon
Hughes, Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004
Tel. No.: (212) 837-6770
Facsimile: (212) 299-6770
Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, (b) two (2) Business Days after being sent by Federal Express, if sent by Federal Express, (c) one (1) Business Day after being delivered, if delivered by telecopier, and (d) three (3) Business Days after being sent, if sent by registered or certified mail. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.
     Section 11.6 Public Announcements. At all times no party hereto will issue or make any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby (a “Public Statement”) without the consent of the Seller (in the case of a Public Statement by Buyer) or the consent of Buyer (in the case of a Public Statement by the Seller), which consent shall not be unreasonably withheld, delayed or conditioned. If any party hereto is unable to obtain, after reasonable effort, the approval of its public report, statement or release from the other parties hereto and such report, statement or release is, in the written opinion of legal counsel to such party, required by law in order to discharge such party’s disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other parties with a copy thereof. Notwithstanding the foregoing, Buyer and/or Seller may issue a customary press release announcing the execution of this Agreement and/or the Closing.
     Section 11.7 Headings, etc. Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not affect the construction hereof.
     Section 11.8 Disclosure. Any item listed or referred to in any Schedule pursuant to any Section of this Agreement shall be deemed to have been listed in or incorporated by reference into each other Schedule to the extent such listing or description would be reasonably understood to apply to the information called for by such other Schedule.
     Section 11.9 Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to entitle any Person, other than the parties or their respective transferees and assigns permitted hereby to any Action, remedy or right of any kind.
     Section 11.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.
     Section 11.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
     Section 11.12 Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits, and agrees to cause each of its Subsidiaries to submit, to the exclusive jurisdiction of the state courts of the State of New York or the United States District Court located in the State of New York for the purpose of any Action, arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives, and agrees to cause each of its Subsidiaries to waive, to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its Subsidiaries to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby agrees not to commence or to permit any of its Subsidiaries to commence any Action arising out of or based upon this Agreement or relating to the subject matter hereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such Action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party hereby consents to service of process in any such proceeding in any manner permitted by New York law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.5 is reasonably calculated to give actual notice.
     Section 11.13 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND AGREES TO CAUSE EACH OF ITS SUBSIDIARIES TO WAIVE, AND COVENANTS THAT NEITHER IT NOR ANY OF ITS SUBSIDIARIES WILL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.13 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
     Section 11.14 Strict Construction. No rule of strict construction shall apply to or be used against any party hereto.
     Section 11.15 No Personal Liability. No officer, director, employee, shareholder, partner or member of any party shall have any obligation or liability under this Agreement, and no party shall assert or attempt to assert any claim against any Person in connection with this Agreement or the transactions contemplated hereby unless such Person is also a party to this Agreement, and then only to the extent of any liabilities created pursuant to this Agreement.
     Section 11.16 Expenses. Seller and Buyer shall be responsible for its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.
     Section 11.17 Time of the Essence. Time is of the essence relating to Closing in order to payoff the Laurus obligation. The parties agree that the Base Consideration Amount may be paid in advance of a formal Closing if all paperwork is being completed on April 30, 2007.
     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed, as of the date first above written by their respective officers thereunto duly authorized.

DOLPHIN DIRECT EQUITY PARTNERS, LP

By:	Dolphin Advisors, LLC
Its managing general partner
By:	Dolphin Management Inc.
Its managing member

By:	/s/ Peter E. Salas
Name: Peter E. Salas
Title: President

DIGITAL AUDIO CORPORATION

By:	/s/ David L. Turney
Name: David L. Turney
Title: Chairman, President and CEO

DIGITAL RECORDERS, INC.

By:	/s/ David L. Turney
Name: David L. Turney
Title: Chairman, President and CEO

EXHIBIT A
100 shares of common stock of Digital Audio Corporation issued to Digital Recorders, Inc.